Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 26, 2023, with respect to the combined financial statements of Gebr. Schmid GmbH, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

September 26, 2023